Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Current Report of Avalon GloboCare Corp. on Form 8-K/A of our report dated April 26, 2023, which refers to a change in method of accounting for leases due to the adoption of Accounting Standards Codification, Leases (ASC 842), with respect to our audits of the combined financial statements of Laboratory Services MSO, LLC and Affiliates as of December 31, 2022 and 2021 and for the years then ended, which report appears in the Form 8-K/A.

/s/ Marcum llp

Marcum llp

New York

April 26, 2023